EXHIBIT 10.2

FIRST AMENDMENT TO THE

TMS INTERNATIONAL CORP. LONG-TERM INCENTIVE PLAN

The TMS International Corp. Long-Term Incentive Plan (the “Plan”) is hereby amended, effective June 5, 2013, and subject to approval by stockholders, as follows:

1. The maximum number of Shares as to which Awards may be granted pursuant to Article III of the Plan shall be increased by 750,000. Accordingly, the first paragraph of Article III (“Shares Subject To The Plan”) shall be amended to read as follows:

The aggregate number of Shares as to which Awards may be granted from time to time shall be Two Million Three Hundred Eight Thousand, One Hundred Seventy (2,308,170) Shares. The aggregate number of Shares as to which Incentive Options may be granted from time to time shall be Two Million Three Hundred Eight Thousand, One Hundred Seventy (2,308,170) Shares. The aggregate numbers of shares set forth above take into effect the stock split occurring in connection with the Company’s initial public offering but are subject to adjustment for other future stock splits, stock dividends, and other adjustments described in Article XIX hereof.

2. The following items shall be added to the list of business criteria at the end of the first sentence of Article XII.C.2 of the Plan:

“(w) cash flow; and/or (x) capital and/or operating expenditures.”